SOLARFLEX CORP

Subscription Agreement

SolarFlex Corp.
c/o Sergei Rogov
12 Abba Hillel Silver Street, 11 th Floor
Ramat Gan, 52506, Israel

Attention:  Mr. Sergei Rogov

Re:  Prospectus, dated ______________ 2011

Dear Mr. Rogov:

The undersigned investor in this Subscription Agreement hereby acknowledges receipt of the prospectus ("Prospectus"), dated __________________, 2011 of Solarflex Corp, a Delaware Corporation and , and subscribes for the following number of shares upon the terms and conditions set forth in the Prospectus. The Investor agrees that this Agreement is subject to availability and acceptance by SolarFlex Corp.

The Investor hereby subscribes for ____________ shares of Solarflex Corp's common stock ("Common Stock") at $0.03 per share, for an aggregate purchase price of $____________.  .

Payment of $______ as payment in full of the purchase price will be made via check directly to SOLARFLEX CORP .

If this subscription is rejected by the Company, in whole or in part, for any reason, all funds will be returned, without interest or deduction of any kind, within twelve business days of such rejection.

Purchaser Information:

Printed Name:

Signature;

Date:

Address:

the foregoing Subscription is hereby accepted in full on behalf  of SOLARFLEX CORP

Date ___________________.

SOLARFLEX CORP

By:

SERGEI ROGOV